NINTH
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
TRINITY CAPITAL CORPORATION
Pursuant to the provisions of the New Mexico Business Corporation Act, Trinity Capital Corporation, a New Mexico corporation, adopts the following Ninth Articles of Amendment to its Articles of Incorporation:
FIRST: The name of the Corporation is Trinity Capital Corporation.
SECOND: The Board of Directors of the Corporation adopted the following Amendment to Article Third of its Articles of Incorporation, as set forth in the following Certificates of Designations:
Certificate of Designations of Series C Convertible Perpetual Preferred Stock attached hereto
THIRD: This amendment to the Articles of Incorporation was adopted by resolution of the Board of Directors of the corporation on August 31, 2016.
FOURTH: The number of shares of the corporation outstanding at the time of such adoption was 6,526,302 shares of Common Stock and 37,277 shares of Preferred Stock.
FIFTH: This amendment was duly authorized by the Board of Directors and shareholder action was not required, pursuant to the authority granted in the Corporation's Articles of Incorporation and Section 53-13-3 of the New Mexico Business Corporations Act.

Dated: December 13, 2016

TRINITY CAPITAL CORPORATION
By: /s/ John S. Gulas
Name:  John S. Gulas
Title:  President and Chief Executive Officer